Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2021 (June 1, 2021 as to the effects of the restatement discussed in Note 13) relating to the financial statements of Zeta Global Holdings Corp. appearing in Registration Statement No. 333-255499 on Form S-1 of Zeta Global Holdings Corp.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

June 11, 2021